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                                                                       EXHIBIT 5


June 7, 2001

The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172

Gentlemen:

         You have requested me, as General Counsel of The Williams Companies, Inc., to render my opinion regarding certain matters in connection with the preparation and filing of a registration statement by The Williams Companies, Inc. (the "Company") on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to $75,943,750 initial offering price of additional debt securities ("Securities") pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The Securities are to be issued from time to time as senior indebtedness of the Company under an indenture between the Company and Bank One Trust Company, as trustee (the "Indenture").

         I am familiar with the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinion expressed herein. In addition, I am, or someone under my supervision is, familiar with the forms of the Indenture and the Securities.

         Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, the Indenture has been duly executed and delivered and the Securities have been duly issued in accordance with the provisions of the Indenture and duly paid for by the purchasers thereof, all required corporate action will have been taken with respect to the issuance and sale of the Securities, and the Securities will have been validly issued and will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relative to or affecting generally the enforcement of creditor's rights and by principles of equity.

         In connection with my opinions expressed above, I have assumed that, at or prior to the time of the delivery of any such Security, the Registration Statement has been declared effective, that the authorization of such Securities will not have been modified or rescinded and there will not have occurred any change in law affecting the validity or enforceability of such Security. I have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.


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The Williams Companies, Inc.
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         I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the related Prospectus.

                                                     Very truly yours,

                                                     /s/ WILLIAM G. VON GLAHN

                                                     William G. von Glahn